Exhibit 99.1

Contacts:

Investors:	Media:

Joshua A. Grass	Susan Ferris
BioMarin Pharmaceutical Inc.	BioMarin Pharmaceutical Inc.
(415) 506-6777	(415) 506-6701

For Immediate Release:

BioMarin Announces Year-End 2004 Product Revenues and 2005 Product Revenue Guidance

Novato, CA, January 26, 2005 – BioMarin Pharmaceutical Inc. (Nasdaq and SWX: BMRN) today announced preliminary unaudited fourth quarter and year-end 2004 net sales for Orapred® (prednisolone sodium phosphate oral solution) for severe asthma and Aldurazyme® (laronidase) for mucopolysaccharidosis I (MPS I). The company also provided 2005 revenue guidance for both products.

2004 Product Revenues:

•	Preliminary unaudited net sales of Orapred recorded by BioMarin in the fourth quarter were approximately $13.8 million. In the period beginning May 18, 2004, the acquisition date, and ending December 31, 2004, unaudited net sales were approximately $18.5 million. Preliminary unaudited net sales of Orapred for the twelve months ended December 31, 2004, were approximately $32.1 million.

•	As previously reported by BioMarin’s joint venture partner Genzyme Corporation, Aldurazyme sales for the fourth quarter and the year ended December 31, 2004, were $16 million and $43 million, respectively, compared to $6.7 million and $11.5 million for the same periods in 2003.

The larger-than-expected sales of Orapred in the fourth quarter of 2004 contributed to a preliminary unaudited year-end cash balance of $90.5 million, significantly higher than BioMarin’s forecast of $70 million to $75 million.

2005 Product Revenue Guidance:

•	BioMarin sales guidance for Orapred for 2005 is $15 million to $20 million and reflects the projected impact from a new generic formulation recently introduced to the market.

•	BioMarin and Genzyme sales guidance for Aldurazyme for 2005 is $60 million to $66 million.

Louis Drapeau, acting Chief Executive Officer of BioMarin commented, “Since its approval in April 2003, Aldurazyme revenues have steadily increased, a trend we expect to continue as extension trials wrap-up in the coming months and patients are transitioned to commercial therapy. In response to the new competitive environment we now face with Orapred, we are implementing a multi-faceted defensive strategy that we believe will minimize further market share erosion to a generic product and could possibly regain some market share recently lost. Our sales force and commercial infrastructure remain valuable assets, which we intend to capitalize upon as we potentially bring new products to market. We are pleased with the $27 million settlement and related $25 million loan agreement we reached with Medicis relating to BioMarin’s purchase of the Ascent Pediatrics business. The terms of the settlement leave us in a much-improved financial position for the year ahead.”

Mr. Drapeau continued, “We have also made significant progress in other products programs in the last couple of months. We filed for marketing authorization of rhASB in both the United States and European Union, and started our Phase 2 clinical trial of Phenoptin™ for phenylketonuria. During the remainder of the first quarter of 2005, we anticipate meeting a number of additional significant milestones including; receiving a response from the FDA on the request for priority review for the rhASB marketing application by January 29, 2005, announcing Phase 3 extension results for rhASB in MPS VI, and initiating the Phase 3 double-blind clinical trial of Phenoptin in PKU.”

About BioMarin

BioMarin develops and commercializes innovative biopharmaceuticals for serious diseases and medical conditions. The company’s product portfolio is comprised of two approved products, Orapred® (prednisolone sodium phosphate oral solution) for severe asthma and Aldurazyme® (laronidase) for MPS I, and multiple investigational product candidates including rhASB (galsulfase), a Phase 3 product candidate for the treatment of mucopolysaccharidosis VI (MPS VI), and Phenoptin™ (sapropterin hydrochloride), a Phase 2 product candidate for the treatment of phenylketonuria (PKU). For additional information, please visit the company’s website at www.BMRN.com.

Forward-Looking Statements

This press release contains forward-looking statements about the business prospects of BioMarin Pharmaceutical Inc., including, without limitation, statements about: the performance of BioMarin’s product Orapred and BioMarin/Genzyme LLC’s product Aldurazyme; the financial performance of the company as a whole; the continued development and commercialization of Aldurazyme, rhASB and Phenoptin; and actions by regulatory authorities. These forward-looking statements are predictions and involve risks and uncertainties such that actual results may differ materially from these statements. These risks and uncertainties include, among others: possible adjustments to the historical revenues and cash balances based on finalizing and auditing such amounts; our joint venture partner’s success in continuing the commercialization of Aldurazyme; results and timing of current and planned preclinical studies and clinical trials; the content and timing of decisions by the U.S. Food and Drug Administration, the European Commission and other regulatory authorities concerning each of the described products; the market for each of these products and particularly Aldurazyme and Orapred; actual sales of Aldurazyme and Orapred; the possible development of competing products; the effect on sales of Orapred following the recent approval of a generic product that is therapeutically equivalent to Orapred; and those factors detailed in BioMarin’s filings with the Securities and Exchange Commission, including, without limitation, the factors contained under the caption “Factors That May Affect Future Results” in BioMarin’s 2003 Annual Report on Form 10-K and the factors contained in BioMarin’s reports on Forms 10-Q and 8-K. Stockholders are urged not to place undue reliance on forward-looking statements, which speak only as of the date hereof. BioMarin is under no obligation, and expressly disclaims any obligation, to update or alter any forward-looking statement, whether as a result of new information, future events or otherwise.

Aldurazyme® is a registered trademark of BioMarin/Genzyme LLC.

Orapred® is a registered trademark of Medicis Pediatrics, Inc. and is used under license.

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